Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contact:

Dennis Curtin

Weis Markets, Inc.

570-847-3636

dcurtin@weismarkets.com

WEIS MARKETS REPORTS SECOND QUARTER RESULTS

Sunbury, PA (August 3, 2020) – Weis Markets, Inc. (NYSE:WMK) today reported its sales increased 23.7 percent to $1.1 billion during the thirteen-week period ended June 27, 2020, compared to the same period in 2019, while second quarter comparable store sales increased 24.1 percent.

The Company’s second quarter net income increased 102.5 percent to $41.5 million compared to $20.5 million in 2019, while earnings per share totaled $1.54 compared to $0.76 per share for the same period in 2019. Ecommerce sales increased 243 percent during the same period.

“The coronavirus pandemic has altered most aspects of daily life in our seven-state market area which was impacted by full and partial shutdowns initially, and cautious reopenings in June,” said Weis Markets Chairman and CEO Jonathan Weis. “This has resulted in customers taking an increased number of meals at home, which shifted food service demand to food retail.”

“Our dedicated associates helped us adjust to these new market conditions with accelerated replenishment schedules, strategic procurement and an ongoing commitment to ensuring a safe shopping environment. Their essential work makes this possible. We remain grateful for all that they do,” said Mr. Weis.

Year to Date

For the 26-week period ending June 27, 2020, the Company’s sales increased 18.1 percent to $2.1 billion compared to the same period in 2019 while comparable store sales increased 18.5 percent. Year-to-date (YTD) net income increased 96.0 percent to $68.2 million while earnings per share for the same period increased $1.24 to $2.53 per share. YTD ecommerce sales increased 141 percent.

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About Weis Markets

Founded in 1912, Weis Markets, Inc. is a Mid Atlantic food retailer operating 197 stores in Pennsylvania, Maryland, Delaware, New Jersey, New York, West Virginia and Virginia. For more information, please visit: WeisMarkets.com or Facebook.com/WeisMarkets.

In addition to historical information, this news release may contain forward-looking statements, which are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.  Any forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected.  For example, risks and uncertainties can arise with changes in: general economic conditions, including their impact on capital expenditures; business conditions in the retail industry; the regulatory environment; rapidly changing technology and competitive factors, including increased competition with regional and national retailers; and price pressures.  Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management's analysis only as of the date hereof.  The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof.  Readers should carefully review the risk factors described in other documents the Company files periodically with the Securities and Exchange Commission.

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WEIS MARKETS, INC.

COMPARATIVE SUMMARY OF SALES & EARNINGS

Second Quarter — 2020
(Unaudited)

	13 Weeks Ended		Increase
	June 27, 2020	June 29, 2019	(Decrease)
Net sales	$1,098,704,000	$887,967,000	23.7%

Income from operations	56,002,000	26,297,000	113.0%

Income before provision for income taxes	$56,450,000	$26,948,000	109.5%
Provision for income taxes	14,978,000	6,473,000	131.4%
Net income	$41,472,000	$20,475,000	102.5%

Weighted-average shares outstanding	26,898,443	26,898,443	—
Basic and diluted earnings per share	$1.54	$0.76	$0.78

	26 Weeks Ended		Increase
	June 27, 2020	June 29, 2019	(Decrease)
Net sales	$2,084,524,000	$1,764,686,000	18.1%

Income from operations	93,430,000	44,118,000	111.8%

Income before provision for income taxes	$92,535,000	$45,823,000	101.9%
Provision for income taxes	24,374,000	11,043,000	120.7%
Net income	$68,161,000	$34,780,000	96.0%

Weighted-average shares outstanding	26,898,443	26,898,443	—
Basic and diluted earnings per share	$2.53	$1.29	$1.25